EXHIBIT 4.9
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

                      FOURTH AMENDMENT TO RIGHTS AGREEMENT

     This Fourth Amendment to Rights Agreement effective as of September 1, 1995 among Comstock Resources, Inc., a Nevada corporation (the "Company"), Bank One, Texas, N.A., a national banking association ("Bank One") and American Stock Transfer and Trust Company, a New York corporation ("AST").

                              W I T N E S S E T H:

     WHEREAS, the Company is a party to that certain Rights Agreement dated as of December 10, 1990, as amended by First Amendment to Rights Agreement effective as of January 7, 1994 and Second Amendment to Rights Agreement effective as of April 1, 1995 (the "Rights Agreement");

     WHEREAS, Bank One was named successor rights agent pursuant to the Second Amendment referred to herein; and

     WHEREAS, the Company desires to change the rights agent under the Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. Pursuant to Section 21 of the Rights Agreement, AST is hereby appointed Rights Agent under the Rights Agreement, replacing Bank One, and is vested with the same powers, rights, duties and responsibilities, as if it had been originally named as Rights Agent.

     2. Section 21 of the Rights Agreement is hereby amended by deleting the fifth sentence thereof and replacing it with the following sentence:

     Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation organized and doing business under the laws of the United States or of the State of Texas (or of any other state of the United States so long as such corporation (i) is authorized to do business as a banking institution in the State of Texas or (ii) has consented to service of process and jurisdiction in the State of Texas), in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000 or (b) an Affiliate controlled by a corporation described in clause (a) of this sentence.

     3. Section 26 of the Rights Agreement is hereby amended such that notices to the Rights Agent shall be addressed as follows:

               American  Stock  Transfer & Trust Company
               40 Wall Street New York, New York 10005
               Attention: Executive Vice President

     4. Except as set forth herein, the Rights Agreement shall remain in full force and effect.

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


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the date first above written.

                                        COMSTOCK RESOURCES, INC.
                                        a Nevada corporation

ATTEST:
/s/ROLAND O. BURNS                      By:      /s/M. JAY ALLISON
Roland O. Burns                         M. Jay Allison
Secretary                               President

                                        BANK ONE, TEXAS, N.A.

/s/JEFF SALAVARRIA                      By:      /s/KAY LORANCE
Jeff Salavarria                         Title:   Assistant Vice President
Vice President

                                        AMERICAN STOCK TRANSFER & TRUST

/s/SUSAN SILBER                         By:      /s/HERBERT J. LEMMER
Susan Silber                            Title:   Vice President
Assistant Secretary

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